Exhibit 2.2

AMENDMENT TO ARRANGEMENT AGREEMENT

THIS AMENDING AGREEMENT (“Agreement”) is made and entered into as of February 7, 2008 by and among SCHMITT INDUSTRIES, INC., an Oregon corporation (“Parent”), SCHMITT INDUSTRIES (CANADA) LIMITED, a British Columbia corporation and a wholly owned subsidiary of Parent (“ExchangeCo”), and XTERO DATACOM INC., a British Columbia corporation (the “Company”).

WHEREAS:

A.                                                                                   Parent, ExchangeCo and the Company entered into an arrangement agreement (the “Arrangement Agreement”) dated December 14, 2007 whereby Parent agreed to acquire all of the issued and outstanding common shares of the Company by way of an arrangement (the “Arrangement”) pursuant to the terms of the Business Corporations Act (British Columbia);

B.                                                                                     The Arrangement Agreement provides for the Arrangement to be implemented in accordance with the plan of arrangement (the “Plan of Arrangement”) attached as Schedule B to the Arrangement Agreement;

C.                                                                                     At a special meeting of shareholders of the Company (the “Company Shareholders’ Meeting”) on January 25, 2008, the shareholders approved the Arrangement;

D.                                                                                    On January 29, 2008, the Supreme Court of British Columbia (the “Court”) granted a final order approving the Arrangement as set out in the Plan of Arrangement;

E.                                                                                      Section 9.1 of the Arrangement Agreement provides that the Arrangement Agreement may be amended at any time by an instrument in writing signed on behalf of each of the parties thereto provided that no amendment may be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders;

F.                                                                                      Section 6.1 of the Plan of Arrangement provides that any amendment, modification or supplement to the Plan of Arrangement made after the Company Shareholders’ Meeting must be (i) set out in writing, (ii) approved by Parent, (iii) filed with and approved by the Court, and (iv) communicated to, and approved by, shareholders of the Company if and as required by the Court; and

G.                                                                                     Parent, ExchangeCo and the Company have agreed to amend the Arrangement Agreement and the Plan of Arrangement in accordance with the terms of this Amending Agreement and to seek the Court’s approval of the amendments.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto (the “Parties”) agree as follows:

1.                                       The Arrangement Agreement is hereby amended by inserting the following provision as new Section 5.9:

5.9                                NASDAQ Compliance

Parent agrees that it will use its best efforts to obtain approval by Parent’s shareholders (“Parent Shareholder Approval”) at their next annual meeting, to be held in 2008, and, in the event such Parent Shareholder Approval is not obtained, at each successive annual or special meeting of Parent’s shareholders until all ExchangeCo Options have been exercised in full, and in any event prior to the issuance pursuant to the Arrangement by ExchangeCo of any Exchangeable Shares which, when aggregated (on an as-exchanged basis) with (i) the 200,000 shares of Parent Common Stock issued upon Closing, (ii) any additional shares of Parent Common Stock previously issued upon the exchange of the Exchangeable Shares and (iii) any previously issued and currently outstanding Exchangeable Shares (on an as-exchanged basis), total 20.0% or more of the total number of shares of Parent Common Stock outstanding as of the date immediately prior to the date of the Agreement (a “Threshold Issuance”).   Notwithstanding the prior sentence, ExchangeCo will not be obligated to issue Exchangeable Shares if Parent Shareholder Approval is required by NASDAQ with respect to such issuance but has not been obtained in advance.

Parent agrees that it will include in any proxy statement to be mailed to its shareholders in connection with the obtaining of the Parent Shareholder Approval in respect of a Threshold Issuance (i) disclosure regarding the approval by its board of directors of this Agreement, the Arrangement and the transactions contemplated thereby and (ii) a recommendation by its board of directors that shareholders of Parent vote in favour of such Threshold Issuance.

To obtain Parent Shareholder Approval in respect of any Threshold Issuance, the total number of shares of Parent Common Stock voted in favour of such Threshold Issuance must equal or exceed a majority of the outstanding shares of Parent Common Stock present, in person or by proxy, at the annual or special meeting considering such Threshold Issuance and entitled to vote thereon, plus the aggregate of (i) 200,000 shares of Parent Common Stock and (ii) any additional shares of Parent Common Stock previously issued upon the exchange of the Exchangeable Shares.

2.                                       The Arrangement Agreement is hereby amended by deleting the existing Section 3.19 in its entirety and replacing it with the following new Section 3.19:

3.19                         No Vote Required

Except for the Parent Shareholder Approval described in Section 5.9 of this Agreement, no vote of shareholders of Parent is required by any Legal Requirement, the constating documents of Parent, pursuant to NASDAQ

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rules or otherwise in order for Parent to approve the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

3.                                       The Arrangement Agreement is hereby amended by deleting the existing Section 7.9 in its entirety and replacing it with the following new Section 7.9:

7.9                                No Vote Required

Subject to the limitations upon issuances set forth in Section 5.9 to this Agreement, the shares of Parent Common Stock to be issued at Closing and upon the exchange of Exchangeable Shares from time to time will have been approved for listing (subject to notice of issuance) on the NASDAQ.

4.                                       The Plan of Arrangement is hereby amended by deleting the existing Appendix 4 attached thereto in its entirety and replacing it with the new Appendix 4 attached as Schedule A to this Agreement.

5.                                       Each of the Parties hereby confirms and ratifies the terms and conditions contained in the Arrangement Agreement and the Plan of Arrangement, each as amended hereby, and acknowledges and agrees that from and after the date of this Agreement, the Arrangement Agreement and the Plan of Arrangement will be read and construed in conjunction with this Agreement, and the Arrangement Agreement and the Plan of Arrangement each as amended hereby will continue with full force and effect for the remainder of the terms thereof.  This Agreement is subject to the approval of the Court and, if so required by the Court, by the shareholders of the Company, and shall not take effect until such approvals, if required, are obtained.

6.                                       This Agreement may be executed in several counterparts (including by facsimile), each of which will be deemed an original and all of which will constitute one and the same instrument.

7.                                       This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein (excluding any conflict of laws, rule or principle which might refer such construction to the laws of another jurisdiction) and will be treated in all respects as a British Columbia contract.  The Parties irrevocably attorn to the non-exclusive jurisdiction of the Courts of British Columbia with respect to any matter arising hereunder or related thereto.

8.                                       This Agreement will be binding upon, and will be enforceable by and enure solely to the benefit of, the Parties and their respective successors and assigns.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

SCHMITT INDUSTRIES, INC.

Per:	/s/ Wayne A. Case
Authorized Signatory

SCHMITT INDUSTRIES (CANADA) LIMITED

Per:	/s/ Wayne A. Case
Authorized Signatory

XTERO DATACOM INC.

Per:	/s/ David Peachey
Authorized Signatory

SCHEDULE A

FORM OF EXCHANGECO OPTION